Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-146167

FREE WRITING PROSPECTUS DATED JANUARY 11, 2008

The press release set forth below was issued by RiskMetrics Group, Inc. on January 11, 2008, the full text of which is reproduced below.

FOR IMMEDIATE RELEASE	RiskMetrics Group One Chase Manhattan Plaza New York, NY 10005 Tel (212) 981-7400 www.riskmetrics.com

Kayla Gillan to Join RiskMetrics Group as

Chief Administrative Officer

PCAOB Founding Member Brings Strategic Leadership

and Deep Industry Experience to Management Team

New York, NY (January 11, 2008) - RiskMetrics Group, a leading provider of risk management and corporate governance products and services to participants in the global financial markets, announced today that Kayla Gillan will join the firm next month as Chief Administrative Officer.  Ms Gillan has been with the Public Company Accounting Oversight Board since its inception, having been appointed a founding board member by the U.S. Securities and Exchange Commission in 2002 and subsequently re-appointed to a second term in 2006.  The PCAOB was a first of its kind private sector regulator created by the Sarbanes-Oxley Act of 2002.

Prior to that, Ms. Gillan enjoyed a long career with the California Public Employees’ Retirement System, including six years as general counsel.  She was also the principal investment counsel for the $245 billion public fund and was a key architect of CalPERS’ corporate governance program.  She has worked as an attorney for more than 16 years, specializing in trust and securities law, corporate governance, health care, and employee-benefit plans.

In September, Ms. Gillan announced that she would step down from the PCAOB Board in January 2008.  Beginning February 1, she will fill the newly created position of Chief Administrative Officer at RiskMetrics Group and will report directly to Chief Executive Officer, Ethan Berman.

Ms. Gillan also serves on the Independent Advisory Board to the NACD Corporate Directors Institute, and on the Board of Governors of the International Corporate Governance Network. She is a past member of the Legal Advisory Committee to the Board of Directors of the New York Stock Exchange and both the Executive Board and Investment Section of the National Association of Public Pension Attorneys.

RISKMETRICS GROUP, INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS RISKMETRICS GROUP, INC. HAS FILED WITH THE U.S. SECURTIES AND EXCHANGE COMMISSION (“SEC”) FOR MORE COMPLETE INFORMATION ABOUT RISKMETRICS GROUP, INC. AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, RISKMETRICS GROUP, INC., ANY UNDERWRITER OR ANY

DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-221-1037.

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 19 global offices, RiskMetrics Group serves some of the most prestigious institutions and corporations worldwide. For more information, please visit: www.riskmetrics.com.

RiskMetrics Group Media Contacts:

Cheryl Gustitus	Sarah Cohn
301.556.0538	212.354.4643
cheryl.gustitus@riskmetrics.com	sarah.cohn@riskmetrics.com